Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact: Stephen L. Mourlam
President and Chief Executive Officer
Webster City Federal Bancorp
WCF Bancorp, Inc.
Tel. (515) 832-3071

WCF BANCORP, INC. ANNOUNCES CLOSING OF STOCK OFFERING AND CLOSING OF CONVERSION OF WCF FINANCIAL, M.H.C.

Webster City, Iowa, July 13, 2016 — WCF Bancorp, Inc. (the “Company”), the holding company for WCF Financial Bank (the “Bank”), announced that the Company’s stock offering and the mutual to stock conversion of WCF Financial, M.H.C. were consummated on July 13, 2016.  The Company’s stock is expected to begin trading on Nasdaq under the symbol “WCFB” on Thursday, July 14, 2016.

A total of 2,139,231 shares of common stock were sold in the subscription offering at a price of $8.00 per share.  As previously disclosed, the offering was oversubscribed by eligible account holders (those depositors having a qualifying deposit as of December 31, 2014) who had a first tier priority in the subscription offering.  Accordingly, shares have been allocated to those first tier subscribers in accordance with the Plan of Conversion and Reorganization, as described in the Prospectus.  Eligible account holders wishing to confirm their allocations may do so by visiting https://allocations.kbw.com or by contacting the Stock Information Center at (877) 643-8217 which is open Monday through Friday, between 9:00 a.m. and 3:00 p.m., Central Time, except bank holidays.

As part of the conversion, each existing share of common stock of Webster City Federal Bancorp (OTC Pink: WCFB), the Bank’s former mid-tier stock holding company, held by public shareholders were converted into the right to receive 0.8115 shares of WCF Bancorp common stock.  The exchange ratio ensures that, after the conversion and offering, the public shareholders of Webster City Federal Bancorp will maintain approximately the same ownership interest in WCF Bancorp as they owned in Webster City Federal Bancorp immediately prior to the closing of the conversion, as adjusted to reflect actual assets held by WCF Financial, M.H.C.  Cash will be issued in lieu of fractional shares based on the offering price of $8.00 per share.  2,563,224 shares of WCF Bancorp common stock will be outstanding after the completion of the offering and the exchange, before taking into account adjustments for fractional shares.

The common stock of Webster City Federal Bancorp ceased trading at the close of business on July 13, 2016.  WCF Bancorp’s common stock is expected to be listed on the Nasdaq Capital Market under the trading symbol “WCFB” beginning on July 14, 2016.

Direct Registration System (“DRS”) statements for shares purchased in the subscription offering, interest checks and refund checks for any persons not receiving all shares ordered will be mailed to purchasers following the completion of the offering.  Shareholders of Webster City Federal Bancorp holding shares in street name or in book-entry form will receive shares of WCF Bancorp common stock within their accounts.  Shareholders holding shares in certificated form will be mailed a letter of transmittal containing instructions as to how to exchange their shares.  Shareholders will receive a DRS statement and cash in lieu of fractional shares after returning their Company stock certificates and a properly completed letter of transmittal to WCF Bancorp’s transfer agent.

About WCF Financial Bank and Webster City Federal Bancorp

WCF Financial Bank began operations in 1934 and has operated in Webster City, Iowa continuously since this date. In January 2014, the Bank completed its acquisition of Independence Federal Bank for Savings. At March 31, 2016, Webster City Federal Bancorp had total assets of $113.7 million.

Forward-Looking Statements

Certain statements contained herein are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to: general economic trends, changes in interest rates, increased competition, changes in consumer demand for financial services, fiscal and monetary policies of the U.S. Government, and changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements.

Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made.  The factors listed above could affect WCF Bancorp’s financial performance and could cause WCF Bancorp’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  WCF Bancorp does not undertake and specifically declines any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as required to be reported under the rules and regulations of the United States Securities and Exchange Commission.

A registration statement relating to WCF Bancorp’s common stock has been filed with the United States Securities and Exchange Commission.  This press release is neither an offer to sell nor a solicitation of an offer to buy WCF Bancorp common stock.  The offer is made only by means of the written prospectus forming part of the registration statement (and, in the case of the subscription and community offering, an accompanying stock order form).

The shares of common stock of WCF Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.